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                                                                    EXHIBIT 99.1

Contact: Mark D. Witmer
         Assistant Treasurer
         (612) 546-1500


MICHAEL FOODS TO BE ACQUIRED FOR $30.10 PER SHARE BY MANAGEMENT
AND AN INVESTOR GROUP LED BY VESTAR CAPITAL PARTNERS

MINNEAPOLIS, Dec. 21 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) announced today that it has signed a definitive merger agreement providing for the acquisition of the Company for $30.10 per share in cash, by an investor group comprised of a management group led by the Company's Chairman, President and Chief Executive Officer Gregg A. Ostrander, the Michael family, and affiliates of two private equity investment firms, Vestar Capital Partners (Vestar) and Goldner Hawn Johnson & Morrison (GHJ&M).

Based on the $30.10 price per share, the transaction values the Company at approximately $800 million, including approximately $200 million of refinanced debt obligations. Bank of America has committed to provide approximately $600 million of senior and subordinated debt financing to fund the acquisition and related expenses. Vestar and GHJ&M have committed to provide approximately $165 million of the $215 million equity requirement, with the Michael family and a management group contributing the balance. In addition, the Michael family has agreed to vote its current shareholdings of approximately 17.5% of the Company's stock in favor of the transaction.

Michael Foods, Inc., based in Minneapolis, is the world's largest producer of value-added egg products, which are sold through both foodservice and retail distribution channels. The Company is also a leading supplier of processed dairy products, including aseptic creamers and soft serve ice cream mix, as well as high quality refrigerated potato products distributed at retail under the Simply Potatoes(R) and Diner's Choice(R) brand names. During the most recent year, Michael Foods generated approximately $1.1 billion in net sales.

Current management will continue to run Michael Foods post-transaction under current C.E.O. Gregg A. Ostrander. Ostrander commented, "I'm very pleased that we are able to put together a transaction that provides full value to the shareholders while also benefiting the Company's long-term interests. As a private company, I believe we will be better able to manage the business in the interests of Michael Foods' long-term growth plans. I'm also pleased that we have a strong management group participating in the buyout and am excited to have Vestar and GHJ&M as our new partners."

A special committee of independent directors negotiated the transaction for Michael Foods. The full Board of Directors reviewed the transaction and approved it today. U.S. Bancorp Piper Jaffray and Merrill Lynch & Co. are acting as financial advisors to Michael Foods and U.S. Bancorp Piper Jaffray delivered an opinion to the Board that the transaction is fair from a financial point-of-view to Michael Foods' shareholders. Subject to various fiduciary exceptions, the merger agreement places certain restrictions on Michael Foods' ability to pursue other transactions whereby the Company would be acquired. As part of the agreement, Michael Foods would be required to pay $20 million if the agreement is terminated under certain circumstances, including a decision by Michael Foods to accept a more favorable acquisition proposal. The Company expects to file a Report on Form 8-K with the Securities and Exchange Commission, which will include a copy of the merger agreement. The transaction is expected to be completed in late March or early April 2001.

Vestar's Managing Director Jim Kelley said, "We are excited to be partnering with Gregg Ostrander and his team, as well as the Michael family in this transaction. Michael Foods is a market leader, with an



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excellent management team that is poised to take advantage of the continuing growth in dining away from home as a result of increasingly busy lifestyles."

Since early 1999, Vestar has successfully consummated four going-private transactions in partnership with incumbent managements: Gleason Corp., Sheridan Healthcare Inc., St. John Knits Inc., and Sunrise Medical Inc. Vestar Capital is a leading private equity investment management firm with offices in New York City, Denver and Paris, with approximately $3.5 billion of equity capital under management.

Jack Morrison, Managing Director of GHJ&M said, "We are pleased to join Vestar Capital, the Michael Foods management team and the Michael family in this transaction. Michael Foods and its management, led by Gregg Ostrander, have an excellent reputation in their markets and in the Twin Cities business community. Vestar's leadership in this transaction has been exceptional and their sterling reputation and international scope complement our Midwestern focus."

Goldner Hawn Johnson & Morrison is a private equity investment firm based in Minneapolis, Minnesota. The firm was founded in 1989 and has successfully completed more than 20 transactions through four funds, with a total transaction value in excess of $1 billion.

Certain items in this release are forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including the possibility that terms and conditions of the pending merger, and the merger transaction's closing date, may change due to unforeseen factors, including, but not limited to, regulatory reviews, conditions within the capital markets and shareholder response to the proposed merger.

Contact:

For Vestar Capital Partners and Goldner Hawn Johnson & Morrison: Gene Donati, Clark & Weinstock Inc., 212-953-2550


12-21-00